UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

__________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

__________________

Date of Report (Date of earliest event reported):
May 25, 2007

BIOSANTE PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31812	58-2301143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

111 Barclay Boulevard Lincolnshire, Illinois	60069
(Address of principal executive offices)	(Zip Code)

(847) 478-0500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1  —  Registrant’s Business and Operations

Item 1.01                                    Entry into a Material Definitive Agreement

On May 25, 2007, BioSante Pharmaceuticals, Inc. announced that it had entered into definitive subscription agreements with certain institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, pursuant to which BioSante agreed to sell in a private placement an aggregate of 2,754,999 shares of its common stock and warrants to purchase an aggregate of 688,750 shares of its common stock, at a purchase price of $6.00 per unit.  Each unit is comprised of one share of common stock and a warrant to purchase 0.25 of a share of common stock.  Subsequent to such announcement, one of the investors in the private placement submitted an amended and restated subscription agreement that increased the investor’s subscription commitment by $1.8 million.  Otherwise, the terms and conditions of the subscription agreement were identical to the previous subscription agreement entered into by the investor and BioSante.  A form of the subscription agreement was filed as Exhibit 10.1 to BioSante’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 25, 2007 and is incorporated herein by reference.  BioSante accepted the amended and restated subscription agreement from the investor on May 25, 2007, and as a result, has agreed to sell an aggregate of 3,054,999 shares of its common stock and warrants to purchase an aggregate of 763,750 shares of its common stock, for an aggregate purchase price of approximately $18.3 million, resulting in net proceeds to BioSante of approximately $17.3 million, after the deduction of placement agent commissions and estimated offering expenses.  As previously announced, the private placement is expected to be completed upon approval of an Additional Listing Application with the American Stock Exchange.

This report does not constitute an offer to sell or the solicitation of an offer to buy any securities. The shares of common stock and the underlying shares of common stock issuable upon exercise of the warrants have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.

Section 3  —  Securities and Trading Markets

Item 3.02                                    Unregistered Sale of Equity Securities

As described in more detail above, on May 25, 2007, BioSante Pharmaceuticals, Inc. announced that it had entered into definitive subscription agreements with certain institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, pursuant to which BioSante agreed to sell in a private placement an aggregate of 2,754,999 shares of its common stock and warrants to purchase an aggregate of 688,750 shares of its common stock, at a purchase price of $6.00 per unit.  Each unit is comprised of one share of common stock and a warrant to purchase 0.25 of a share of common stock.  Subsequent to such announcement, one of the investors in the private placement submitted an amended and restated subscription agreement that increased the investor’s subscription commitment by $1.8 million.  BioSante accepted the amended and restated subscription agreement, and as a result, has agreed to sell an aggregate of 3,054,999 shares of its common stock and warrants to purchase an aggregate of 763,750 shares of its common stock, for an aggregate purchase price of approximately $18.3 million, resulting in net proceeds to BioSante of approximately $17.3 million, after the deduction of placement agent commissions and estimated offering expenses.

The offer of the securities was made and the sale of the securities will be made in reliance upon exemptions from the registration requirements pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.  There was no general solicitation or advertising with respect to the private placement and each of the purchasers provided written representations of an intent to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities.  Appropriate legends will be affixed by BioSante to each of the share certificates representing shares to be issued in the private placement.

Additional information regarding the private placement is incorporated herein by reference to “Item 1.01.  Entry into a Material Definitive Agreement” of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSANTE PHARMACEUTICALS, INC.

By:  /s/ Phillip B. Donenberg
Phillip B. Donenberg
Chief Financial Officer, Treasurer and Secretary

Dated:  May 25, 2007